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                                                                      EXHIBIT 18

Thomas & Betts Corporation and Subsidiaries
Memphis, Tennessee

March 26, 2002

     We have audited the consolidated balance sheets of Thomas & Betts Corporation and subsidiaries (the "Corporation") as of December 30, 2001 and December 31, 2000 and the related consolidated statements of operations, shareholders' equity and comprehensive income (loss) and cash flows for each of the years in the three-year period ended December 30, 2001, and have reported thereon under date of February 22, 2002. The aforementioned consolidated financial statements and our audit report thereon are included in the Company's 2001 Annual Report on Form 10-K. As disclosed in Note 3 to those consolidated financial statements, the Corporation changed its method of accounting for all inventories not previously accounted for on the first-in first-out (FIFO) method from the last-in first-out (LIFO) method to the FIFO method. The Corporation believes that the new method of accounting for inventory costs is preferable because it provides a better measure of the current value of its inventory, provides a more accurate reflection of the Corporation's financial position and liquidity and provides a better matching of manufacturing costs with revenues. In accordance with the Corporation's request, we have reviewed and discussed with management the circumstances and business judgment and planning upon which the decision to make this change in the method of accounting was based.

     With regard to the aforementioned accounting change, authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method. However, for purposes of the Corporation's compliance with the requirements of the Securities and Exchange Commission, we are furnishing this letter.

     Based on our review and discussion, with reliance on management's business judgment and planning, we concur that the newly adopted method of accounting is preferable in the Corporation's circumstances.

                                          Very truly yours,

                                          /s/ KPMG LLP
                                          KPMG LLP